Exhibit 99.1

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING SHAREHOLDERS APPROVE

ACQUISITION BY CERTAIN FUNDS MANAGED BY AFFILIATES OF

FORTRESS INVESTMENT GROUP LLC AND CENTERBRIDGE PARTNERS L.P.

Wyomissing, Penn., (December 12, 2007) – Penn National Gaming, Inc. (PENN: Nasdaq) (“the Company”) announced that, at a special meeting of shareholders held today, its shareholders approved the merger agreement providing for the acquisition of the Company by certain funds managed by affiliates of Fortress Investment Group LLC (NYSE: FIG) and Centerbridge Partners, L.P.  Based upon the tally of shares voted, with 81.6% of the Company’s outstanding shares voting, 99.3% of the shares were voted in favor of the transaction.  Penn National Gaming, Inc. is seeking to complete the transaction late in the second quarter of 2008.  The timing of any closing is subject to obtaining certain regulatory approvals and satisfying other customary closing conditions.

Under the terms of the agreement, if the merger is completed by June 15, 2008, the Company’s shareholders will be entitled to receive $67.00 in cash, without interest, for each share of Company common stock they own.  If the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 23,000 slot machines, over 400 table games, approximately 1,731 hotel rooms and approximately 808,000 square feet of gaming floor space.

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Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn National Gaming describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement with Fortress and Centerbridge; the outcome of any legal proceedings that may be or have been instituted against Penn National Gaming related to the proposed agreement; the inability to complete the transaction due to the failure to satisfy the conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposal transaction disrupts current plans and operations and the potential difficulties in key employee retention as a result of the transaction; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and lodging industries in particular; Fortress and Centerbridge’s access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation.  Furthermore, Penn National Gaming does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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